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                              OPERATING AGREEMENT



                          FOR THE PRODUCTION OF HINGED



                            SANDWICH CONTAINERS FOR

                              MCDONALD'S CORPORATION

                                   BETWEEN

                           SWEETHEART CUP COMPANY INC.

                                      AND

                       EARTHSHELL CONTAINER CORPORATION



                          DATED AS OF OCTOBER 16, 1997




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            ARTICLE I.  DEFINITIONS......................................     2

               1.1.     Definitions......................................     2

           ARTICLE II.  PURPOSE OF THE AGREEMENT; OUTSIDE ACTIVITIES;
                        REPRESENTATIONS AND WARRANTIES...................... 10

               2.1.     The Contract........................................ 10

               2.2.     Economic Model...................................... 10

               2.3.     Cooperation with Respect to the Contract............ 10

               2.4.     Outside Business Activities......................... 10

               2.5.     Determination of Costs.............................. 11

               2.6.     Representations and Warranties of ECC..............  11

               2.7.     Representations and Warranties of SCC..............  11

               2.8.     Quality Control....................................  12

           ARTICLE III. FACILITY...........................................  12

               3.1.     Description of Facility............................  12

               3.2.     Maintenance........................................  13

               3.3.     Covenant Against Liens.............................  13

               3.4.     Consideration for Use of Facility..................  14

               3.5.     Casualty Loss......................................  14

           ARTICLE IV.  EQUIPMENT..........................................  15

               4.1.     Equipment Installation.............................  15

               4.2.     ECC Performance Guarantee..........................  15

               4.3.     Return of Equipment................................  16


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               4.4.     Use of Equipment; Repairs; Insurance...............  17

               4.5.     Casualty Loss......................................  17

               4.6.     Ownership of Equipment.............................  19

               4.8.     Inspection and Reports.............................  19

               4.9.     Manufacturers' Warranties..........................  20

               4.10.    Quiet Enjoyment....................................  20

               4.11.    ECC's Performance of Sweetheart's Obligations......  20

           ARTICLE V.   PERSONNEL..........................................  21

               5.1.     Personnel..........................................  21

               5.2.     No Violations of Labor Laws........................  21

           ARTICLE VI.  FUNDING OBLIGATIONS................................  21

               6.1.     ECC's Funding Obligations..........................  21

               6.2.     Sweetheart's Funding Obligations...................  21

           ARTICLE VII. DISTRIBUTIONS......................................  22

               7.1.     Distribution Priority:  During the Pre Start
                          Date Period......................................  22

               7.2.     Distribution Priority:  After the Pre Start Date
                          Period...........................................  23

               7.3.     ECC Performance Guarantee Offset...................  24

          ARTICLE VIII. MANAGEMENT.........................................  24

               8.1.     Operations.........................................  24

               8.2.     Representatives ...................................  24

               8.3.     Fundamental Business Strategies....................  25

               8.4      Budget Approval....................................  26

           ARTICLE IX.  RECORDS, AUDITS AND REPORTS........................  27


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               9.1.     Records, Audits and Reports........................  27

               9.2.     Right to Review....................................  27

               9.3.     Financial Statements...............................  28

          ARTICLE X.    INDEMNIFICATION AND INSURANCE......................  28

               10.1.    Indemnification by Sweetheart......................  28

               10.2.    Indemnification by ECC.............................  29

               10.3.    Indemnification Procedures.........................  29

               10.4.    Insurance..........................................  31

          ARTICLE XI.   TERMINATION; PURCHASE RIGHTS.......................  31

               11.1.    Mutual Termination.................................  31

               11.2.    Prior to Start Date................................  31

               11.3.    After the Start Date During the Initial Term.......  31

               11.4.    After the Start Date and the Initial Term..........  31

               11.5.    Sweetheart's Purchase Right........................  32

               11.6.    ECC's Right of First Offer and Purchase Right......  33

               11.7     Effect of Termination..............................  34

           ARTICLE XII. GENERAL PROVISIONS.................................  34

               12.1.    Dispute Resolution.................................  34

               12.2.    Further Assurances.................................  35

               12.3.    Amendments.........................................  35

               12.5.    Entire Agreement...................................  37

               12.6.    Severability.......................................  37

               12.7.    Counterparts.......................................  38

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               12.8.    Governing Law......................................  38

               12.9.    Assignment.........................................  38

               12.10.   Successors.........................................  38

               12.11.   Third Party Beneficiaries..........................  38

               12.12.   Specific Performance...............................  38

               12.13.   Damages............................................  39

               12.14.   Waivers............................................  39

               12.15.   Cumulative Rights and Remedies.....................  39

               12.16.   Expenses...........................................  39

               12.17.   Table of Contents; Headings........................  39

               12.18.   Construction.......................................  39

               12.19.   Conflict...........................................  40

               12.20.   Force Majeure......................................  40

               12.21.   No Creation of Legal Entity........................  40

               12.22.   Waiver of Rights of Partition and Dissolution......  40

               12.23.   Survival of Rights, Duties and Obligations.........  41

               12.24.   Publicity..........................................  41


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                               OPERATING AGREEMENT

     THIS OPERATING AGREEMENT FOR THE PRODUCTION OF HINGED SANDWICH CONTAINERS FOR MCDONALD'S CORPORATION has been entered into this 16th day of October, 1997, by EARTHSHELL CONTAINER CORPORATION, a Delaware corporation, and SWEETHEART CUP COMPANY INC., a Delaware corporation.

                                R E C I T A L S

     A. ECC has developed and demonstrated, on a limited production basis, a new packaging material with significant market potential in product applications for foodservice disposables.

     B. Sweetheart is a prominent manufacturer and supplier of foodservice disposables with significant manufacturing, distribution, marketing and product development capabilities.

     C. Sweetheart is procuring a purchase order (the "Contract") from The Perseco Company ("Perseco") to manufacture and supply, on an annual basis, approximately 600 million units of hinged sandwich containers for use by McDonald's Corporation (the "Products").

     D. ECC and Sweetheart have previously entered into a sublicense agreement dated October 7, 1994 (the "Existing License"). Concurrently with entering into this Agreement, ECC and Sweetheart shall enter into a Sublicense Agreement (the "Sublicense Agreement") whereby ECC shall license to Sweetheart certain technology as defined therein (the "Licensed Technology") to manufacture the Products. The Existing License shall terminate upon the execution of the Sublicense Agreement.

     E. Concurrently with entering into this Agreement, ECC and Sweetheart shall enter into a Confidentiality Agreement (the "Confidentiality Agreement") whereby ECC and Sweetheart shall keep confidential certain proprietary and confidential information as provided therein.

     F. ECC and Sweetheart intend this Agreement, in conjunction with the Sublicense Agreement and Confidentiality Agreement, to define their business relationship and joint intentions to commercialize the Licensed Technology by manufacturing and distributing the Products pursuant to the terms hereof and thereof.

                               A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing recitals and for the mutual agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:




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                                  ARTICLE I.
                                  DEFINITIONS
      1.1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

     "ACCOUNTANTS" means a nationally recognized firm of certified public accountants appointed by Sweetheart in its reasonable discretion.

     "ACTUAL OVERHEAD" means, with respect to the Products, the aggregate amount accrued by Sweetheart from the Operations Date through the end of the relevant fiscal period for the items of Manufacturing Overhead identified in the attached Exhibit F as "Actual Overhead" (with any components of Fixed Overhead being determined in accordance with the Applicable Budget), plus (ii) a 10% per annum return (calculated in the same manner as interest) on Sweetheart's actual average raw materials inventory.

     "AFFILIATE," with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control, with, such Person. For purposes of this Agreement, "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT" means this Operating Agreement, as originally executed and as amended from time to time.

     "ALLOCATION OF GENERAL OVERHEAD" means, with respect to the Products, the aggregate amount accrued by Sweetheart from the Operations Date through the end of the relevant fiscal period for the overhead items listed in the attached Exhibit F (exclusive of items identified as Actual Overhead), with any components of Fixed Overhead being determined in accordance with the Applicable Budget.

     "ANCILLARY AGREEMENTS" means the Sublicense Agreement, the Confidentiality Agreement and any other agreements, instruments or documents executed and delivered by the Parties in order to consummate the transactions contemplated under this Agreement. "APPLICABLE BUDGET" means any operating or capital budget approved by the Representatives and covering the fiscal period in question.

     "BANKRUPTCY," means, with respect to any Person, (i) such Person (a) becomes bankrupt or insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they come due, (b) makes an assignment for the benefit of, or any composition or arrangement with, its creditors, (c) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, liquidator or other custodian for itself, its business or all or a substantial part of its property, or, in the absence of such application, consent or acquiescence, a trustee, receiver, liquidator or other custodian is appointed for itself, its business or all or a substantial part of its property and is not discharged within 60 days, (ii) any bankruptcy,

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reorganization, debt arrangement, or other case or proceeding under any bankruptcy, insolvency or similar law of any applicable jurisdiction, or any dissolution, winding up or liquidation case or proceeding shall be commenced in respect of such Person and, if such case or proceeding is not commenced by such Person, is consented to or acquiesced in by such Person or remain undismissed for 60 days, or (iii) such Person takes any action to authorize, or in furtherance of, any of the events described in clauses (i) or (ii) above.

     "CASUALTY LOSS," as used with respect to the Facility or to any item of Equipment, has the meaning ascribed to such term in Section 3.5(b) or 4.5(b), as applicable.

     "CONFIDENTIALITY AGREEMENT" has the meaning ascribed thereto in Recital E.

     "CONTRACT" has the meaning ascribed thereto in Recital C, and shall include any supplemental terms and conditions imposed by Perseco or McDonald's Corporation.

     "DCCD" means, with respect to the Products, the Net Sales less Standard Cost of Sales, Actual Overhead and Production Variances for any fiscal period during the Pre Start Date Period.

     "DISPLACED FINISHED GOODS CASH COSTS" means, with respect to the Products, the aggregate direct, out of pocket expenses accrued by Sweetheart through the end of the relevant fiscal period for the costs of storing finished goods inventory currently located at the Facility, not to exceed $110,000 per annum for a period not exceeding 18 months from the Operations Date.

     "DISTRIBUTABLE CASH" means, with respect to any Fiscal Quarter, Net Sales accrued by Sweetheart during the Fiscal Quarter with respect to the Products, plus payments by ECC and Sweetheart of their respective funding obligations pursuant to Sections 4.2, 6.1 and 6.2 for such Fiscal Quarter, plus any insurance or warranty recoveries or indemnification payments received for such Fiscal Quarter in respect of costs or expenses that had reduced Distributable Cash for the current or any prior Fiscal Quarter, plus any sums released from reserves during such Fiscal Quarter by the Representatives in connection with the Products, less the sum of the following to the extent paid or set aside during such Fiscal Quarter in connection with the Products:

               (a)  the royalty payable to ECC under the Sublicense Agreement;

               (b) all third party, out of pocket operating costs accrued by Sweetheart and directly associated with, and properly chargeable to, the manufacture and distribution of the Products, including product, casualty and general liability insurance premiums, any loss not covered by insurance or indemnity, external legal and auditing charges, the costs of liquidation, property taxes on the Equipment, freight and transportation costs for delivery of the Products that are paid by ECC, all as set forth in the Applicable Budget or as otherwise agreed to by the Representatives (but exclusive of any costs or expenses payable to Sweetheart pursuant to Sections 7.1 and 7.2, as applicable, interest charges and any depreciation, amortization or other non-cash charges); and

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               (c)  such reserves as are set forth in the Applicable Budget or as the Representatives otherwise deem necessary in their sole discretion for the proper operation and development of the Principal Activity and for the payment of any current or contingent liabilities relating to the production of Products pursuant to this Agreement.

     "ECONOMIC MODEL" has the meaning set forth in Section 2.2. A redacted version of the Economic Model is attached hereto as Exhibit A.

     "ECC" means EarthShell Container Corporation (or, upon its name change, EarthShell Corporation), and any permitted successors or assigns of its rights and obligations under this Agreement.

     "ECC DEFICIT ACCOUNT" means, with respect to the Products, the aggregate amount of (i) the Equipment Profit Participation accrued during the Post Start Date Period that is not paid pursuant to Section 7.2(f) (which shall be credited at the end of the applicable Fiscal Quarter), plus (ii) the Excess Investment in Equipment Amortization (which shall be credited at the end of each Fiscal Quarter), plus (iii) a 10% per annum return on the average monthly balance in the ECC Deficit Account, plus (iv) any other amounts accrued by ECC during the Post Start Date Period that are mutually agreed to by the Representatives, less
(v) amounts paid to ECC pursuant to Section 7.2(h) (credited when paid).

     "ECC PERFORMANCE GUARANTEE" has the meaning ascribed thereto in
Section 4.2(a) hereof.

     "ECC PRELIMINARY DISTRIBUTION" means $72,375 for each Fiscal Quarter during the period commencing on the Start Date and ending on the Warranty Termination Date (prorated for any partial quarter).

     "EFFECTIVE DATE" means the date of this Agreement.

     "EQUIPMENT" means the items of equipment provided by ECC to Sweetheart pursuant to this Agreement as generally described in Exhibit C (which may be amended from time to time pursuant to the terms of this Agreement).

     "EQUIPMENT PROFIT PARTICIPATION" means $283,765 for each Fiscal Quarter commencing on or after the Operations Date (prorated for any partial quarter).

     "EXCESS INFRASTRUCTURE ENHANCEMENT COSTS" means the amount by which the total accrued Infrastructure Enhancement Costs through the end of the applicable fiscal period exceeds the Specified Infrastructure Enhancement Costs.

     "EXCESS INFRASTRUCTURE ENHANCEMENT COSTS AMORTIZATION" means the amount which, if paid in equal installments at the end of each Fiscal Quarter during the Term, would provide Sweetheart a 10% internal rate of return on the aggregate Excess Infrastructure Enhancement Costs accrued prior to the commencement of the Term. Amounts accrued (or repaid) during the Term shall be amortized (or credited) in the same manner over the remainder of the Term

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and such amortization amounts shall increase (or decrease) the Excess
Infrastructure Enhancement Costs Amortization.

     "EXCESS INVESTMENT IN EQUIPMENT" means the amount by which the total Invested Equipment Capital accrued by ECC through the end of the applicable fiscal period exceeds the Specified Investment in Equipment.

     "EXCESS INVESTMENT IN EQUIPMENT AMORTIZATION" means the amount which if paid in equal installments at the end of each Fiscal Quarter during the Term would provide ECC with a 10% internal rate of return on the aggregate Excess Investment in Equipment accrued prior to the commencement of the Term. Amounts accrued (or repaid) during the Term will be amortized (or credited) in the same manner over the remainder of Term and such amounts will increase (or decrease) the Excess Investment in Equipment Amortization.

     "FACILITY" has the meaning ascribed thereto in Section 3.1 (a) hereof and is depicted in Exhibit B.

     "FDA" means the United States Food and Drug Administration.

     "FACILITY PARTICIPATION" means $39,888 for each Fiscal Quarter commencing on or after the Operations Date (prorated for any partial quarter).

     "FISCAL QUARTER" means a calendar quarter.

     "FISCAL YEAR" means Sweetheart's fiscal year beginning on October 1 and ending on September 30 the following year.

     "FIXED OVERHEAD" means those items of Manufacturing Overhead that are identified as "fixed" in the attached Exhibit F.

     "FORCE MAJEURE EVENT" means any adverse acts of God, fire, earthquake, explosion, flood, war, riot, condemnation, sabotage, embargo, compliance with any order or regulation of any governmental entity acting under or with color of right, intervention or delays created by any regulatory authority, or any other similar event beyond the reasonable control of the Parties.

     "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

     "GROSS SALES" means, with respect to the Products sold to Perseco, the gross invoice price charged by Sweetheart to Perseco for any relevant fiscal period.

     "INDEMNIFIED PARTY" has the meaning ascribed thereto in Section 10.3(a) hereof.

     "INDEMNIFYING PARTY" has the meaning ascribed thereto in Section 10.3(a) hereof.

     "INDEMNIFICATION CLAIM NOTICE" has the meaning ascribed thereto in Section 10.3(a) hereof.

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     "INDENTURE" means that certain Indenture, dated August 30, 1993, between
United States Trust Company of New York, as Trustee, Cup Acquisition Corporation, as Issuer, and SHI Holding Company, LLC, as Guarantor, for $190,000,000 9-5/8% Senior Secured Notes due 2000, and that certain Indenture, dated August 30, 1993, between U.S. Trust Company of Texas, as Trustee and Sweetheart Cup Company Inc. for $110,000,000 10 1/2% Senior Subordinated Notes due 2003.

     "INFRASTRUCTURE ENHANCEMENT COSTS" means, with respect to Sweetheart, all third party, out of pocket costs plus all direct, internal costs (but only to extent set forth in the Applicable Budget or as otherwise agreed to by the Representatives), in each case only to the extent properly capitalizable under GAAP, accrued by Sweetheart through the end of the relevant fiscal period commencing after the Effective Date to improve or otherwise modify the Facility or related infrastructure to accommodate the Equipment pursuant to Section 3.1 (exclusive of any costs stemming from a Casualty Loss that are reimbursable through insurance or other third party recoveries), computed, for purposes of
Section 7.1(g), by reducing such costs by the cumulative distributions made by Sweetheart pursuant to Section 7.1(j).

     "INITIAL CONTRACT TERM" has the meaning ascribed thereto in Section 11.3 hereof.

     "INITIAL LINES" means the initial Lines of Equipment to be installed at the Facility by ECC that are necessary or required to produce 600 million units of Product per annum as required under the Contract.

     "INVESTED EQUIPMENT CAPITAL" means, with respect to ECC, all third party, out of pocket expenses plus all direct, internal costs (but only to the extent set forth in the Applicable Budget or as otherwise agreed to by the Representatives), in each case only to the extent properly capitalizable under GAAP, accrued by ECC through the end of the relevant fiscal period to purchase, deliver, install, test, improve or modify the Initial Lines including (i) the costs accrued by ECC under the column "ECC Responsibility" in the exhibit attached to the Economic Model, and (ii) any capital expenditures accrued by ECC under the ECC Performance Guarantee, but excluding (w) any costs accrued as a result of the purchase price for the Equipment exceeding, in the aggregate, the amount set forth in the Economic Model (subject, however, to any appropriate modifications for any difference in purchase price between the Equipment described in the Economic Model and the Equipment actually purchased by ECC, with such modifications to be proportional to the increased throughput efficiency of the Equipment purchased), (x) any fees payable to Simons Engineering (or similar company) for performing the detailed design and engineering of the basic ECC commercial manufacturing line of equipment, and (y) any costs stemming from a Casualty Loss that are reimbursable through insurance or other third party recoveries and (z) the initial tooling costs for the Initial Lines. For purposes of Section 7.1(g), Invested Equipment Capital shall be computed by reducing such costs by the cumulative distributions made to ECC pursuant to Section 7.1(j)).

     "LICENSED TECHNOLOGY" has the meaning ascribed thereto in Recital D.

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     "LIEN" means any lien, mortgage, encumbrance, pledge, charge, lease restriction, easement, servitude, right of others or security interest of any kind, including any thereof arising under conditional sales or other title retention agreements.

     "LINES OF EQUIPMENT" has the meaning ascribed thereto in Section 4.1(a).

     "LOSS" has the meaning ascribed thereto in Section 10.1.

     "MANUFACTURING OVERHEAD" means, with respect to the Products, the amounts accrued by Sweetheart from the Operations Date through the end of the relevant fiscal period for the overhead items described in Exhibit F, with any components of Fixed Overhead being determined in accordance with the Applicable Budget.

     "MODEL EFFICIENCY LEVEL" has the meaning ascribed thereto in
Section 4.1(b).

     "NET SALES" means, with respect to the Products, the aggregate amount through the end of the relevant fiscal period of Gross Sales, reduced by
(i) actual cash, trade or quantity discounts, including "off-invoice discounts," allowed by Sweetheart, (ii) credits allowed by Sweetheart, (iii) sales, use, value added import, export, excise or similar taxes to the extent paid by Sweetheart, and (iv) freight and transportation costs paid by Sweetheart (and not reimbursable by ECC pursuant to Section 6.1) in connection with the delivery and shipment of the Products whether or not included as a separate item in the invoice (but exclusive of discounts, returns, taxes or freight and transportation charges that are deducted in computing Gross Sales).

     "OPERATIONS DATE" means the first day of the Fiscal Quarter in which the Initial Lines are installed and operational to the reasonable satisfaction of Sweetheart.

     "OSHA" means the United States Occupational Safety and Health
Administration.

     "PARTIES" means ECC and Sweetheart.

     "PERMITTED LIENS" means (i) Liens for taxes either not yet due or being contested in good faith and by appropriate proceedings, and (ii) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings, so long as such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any part of the relevant asset, title thereto or any interest therein and shall not interfere with the use or disposition thereof.

     "PERSECO" has the meaning ascribed thereto in Recital C.

     "PERSON" means any individual or any corporation, partnership, limited liability company, trust or similar entity.

     "PERSONNEL" has the meaning ascribed thereto in Section 5.1 (a) hereof.

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     "POST START DATE PERIOD" means any fiscal period commencing after the end of the Start Date Period and ending on or before the date the Agreement is terminated pursuant to Article XI.

     "PRE START DATE PERIOD" means the period beginning on the Operations Date and ending on the last day of the Fiscal Quarter in which the Start Date occurs.

     "PRINCIPAL ACTIVITY" has the meaning ascribed thereto in Section 2.4(a).

     "PROCEEDING" has the meaning ascribed thereto in Section 10.3(a) hereof.

     "PRODUCTS" has the meaning ascribed thereto in Recital C.

     "PRODUCTION VARIANCES" means, with respect to the Products and for any fiscal period during the Pre Start Date Period, the aggregate, direct costs accrued by Sweetheart through the end of the fiscal period for actual material and labor production costs in excess of the amounts used to calculate the Standard Cost of Sales through the end of the fiscal period. For this purpose, actual material costs shall mean the cost of raw materials actually used in the production process and actual labor production costs shall be calculated at the Standard Labor Rates in accordance with the Applicable Budget.

     "PURCHASE RIGHT" has the meaning ascribed thereto in Section 11.2(b) hereof.

     "REPRESENTATIVE" has the meaning ascribed thereto in Section 8.2(a) hereof.

     "RETURN CONDITION" has the meaning ascribed thereto in Section 4.3(a) hereof.

     "SG&A ALLOCATION PERCENTAGE" means 2% of Net Sales.

     "SPECIFIED INFRASTRUCTURE ENHANCEMENT COSTS" means $1,400,000.

     "SPECIFIED INFRASTRUCTURE ENHANCEMENT DISTRIBUTION" means $55,503 for each Fiscal Quarter commencing on or after the Operations Date (prorated for any partial quarter).

     "SPECIFIED INVESTMENT IN EQUIPMENT" means $7,157,600.

     "STANDARD COST OF SALES" means, with respect to the Products, the aggregate amount accrued by Sweetheart through the end of the relevant fiscal period for all direct operating costs associated with the manufacture of the Products, consisting of standard raw material costs, standard labor costs computed at the applicable Standard Labor Rates and assuming standard labor efficiency (based on the Economic Model), and, after the Start Date only, Variable Overhead, all as determined in accordance with the Applicable Budget.

     "STANDARD LABOR RATES" means, for any fiscal period, the labor rates that are applied to the Personnel for purposes of determining the Standard Costs of Sales for such fiscal period.

     "START DATE" means the date by which (i) ECC has reduced the DCCD to zero (which may be accomplished by paying the DCCD to zero), and (ii) (x) the Initial Lines have achieved the Model Efficiency Level, or (y) the Initial Lines are
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to satisfy the Contract at the quality and service levels required by Perseco under the Contract and ECC agrees to assume the economic consequence of not having achieved the Model Efficiency Level, or (z) Sweetheart agrees in writing that the Start Date has commenced.

     "SUBLICENSE AGREEMENT" has the meaning ascribed thereto in Recital D and shall include all supplements, amendments and other modifications thereto from time to time.

     "SWEETHEART" means Sweetheart Cup Company Inc. and any of its permitted successors or assigns of its rights and obligations under this Agreement.

     "SWEETHEART DEFICIT ACCOUNT" means, with respect to the Products, the aggregate amount of (i) the Facility Participation that is accrued during the Post Pre Start Date Period and which is not paid pursuant to Section 7.2(f) (credited at the end of the applicable Fiscal Quarter), plus (ii) the Specified Infrastructure Enhancement Distribution not paid pursuant to Section 7.2(f) (credited at the end of the applicable Fiscal Quarter), plus (iii) the Excess Infrastructure Enhancement Costs Amortization (credited at the end of each month), plus (iv) Displaced Finished Goods Cash Costs accrued after the Post Pre Start Date Period (credited at the end of each Fiscal Quarter for which the related unreimbursed costs were accrued), (v) plus unreimbursed direct labor rate variances (i.e., the amount by which total direct labor costs attributable to the Principal Activity for any Fiscal Quarter during the Post Start Date Period exceed the costs calculated using the applicable Standard Labor Rates for such Fiscal Quarter), plus (vi) a 10% per annum return on the average balance in the Sweetheart Deficit Account (other than amounts credited to the account pursuant to clause (iv)), plus (vii) such other amounts accrued by Sweetheart during the Post Start Date Period as the Parties may mutually agree, less (viii) amounts paid to Sweetheart under Section 7.2(h).

     "SWEETHEART PRELIMINARY DISTRIBUTION" means $289,500 for each Fiscal Quarter during the period commencing on the Start Date and ending on the Warranty Termination Date (prorated for any partial quarter).

     "TERM" means the ten year period commencing on the Operations Date.

     "UNFAVORABLE PRODUCTION VARIANCES" means, with respect to the Products, the aggregate costs accrued by Sweetheart for any relevant fiscal period during the Post Start Date Period and ending on the Warranty Termination Date in connection with unfavorable variances in (i) raw material usage or costs, (ii) labor efficiency (determined by applying the Standard Labor Rates set forth in the Applicable Budget), and (iii) Variable Overhead efficiency.

     "VARIABLE OVERHEAD" means those items of Manufacturing Overhead that are identified as being "variable" in the attached Exhibit F.

     "WARRANTY TERMINATION DATE" means the date the ECC Performance Guarantee is terminated.

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                                   ARTICLE II.

PURPOSE OF THE AGREEMENT; OUTSIDE ACTIVITIES; REPRESENTATIONS AND WARRANTIES

     2.1. THE CONTRACT. Pursuant to the Contract, Perseco shall be obligated to purchase, and Sweetheart shall be obligated to sell annually, approximately 600 million units of Product for a minimum two year period.
ECC shall approve any material terms or conditions of the Contract, or any modifications thereto, that may result in an additional financial or performance obligation by ECC beyond those set forth in the Economic Model, including such terms as product specifications, quality requirements and timing of delivery.

     2.2. ECONOMIC MODEL. The Parties have attached hereto as Exhibit A, a redacted version of the economic model, dated October __, 1997 (the "Economic Model"), that illustrates, on a hypothetical basis, the expected revenue and cost components for the annual production and sale of approximately 600 million units of Big Mac sandwich containers. The Economic Model assumes that each Line of Equipment will be tooled for and dedicated to produce that container. The price set forth in Economic Model is subject to adjustment to reflect changes in Product specifications or processing conditions from those set forth in the original Contract.

     2.3. COOPERATION WITH RESPECT TO THE CONTRACT. Each Party and its Representatives shall cooperate with the other Party and its Representatives, and take all commercially reasonable steps, to administer, implement and enforce the terms and provisions of this Agreement and the Ancillary Agreements in a manner that will reasonably ensure the timely fulfillment and performance of all of Sweetheart's or ECC's duties and obligations under the Contract. In this connection, Sweetheart and ECC agree not to take any action or omit to take any action that could reasonably lead to a breach of the Contract, and, in the event of any such breach, the Parties shall take all steps reasonably necessary to timely cure such breach to avoid a termination of the Contract. Sweetheart and ECC specifically agree not to make any environmental or marketing claims that will violate the terms of the Contract.

     2.4. OUTSIDE BUSINESS ACTIVITIES.

               (a) Neither this Agreement, nor any activity undertaken pursuant hereto and in compliance herewith, shall prevent or restrict the other business activities of any Party, nor shall the other Party have any right, by virtue of this Agreement, to participate in, or to receive the benefits of, any such activities. The Representatives and Parties shall not be required to devote all of their business time or attention to the business of manufacturing and distributing the Products pursuant to the Contract (the "Principal Activity"), but shall devote such time as may be necessary for the discharge of their obligations and duties under this Agreement. The Representatives and Parties may invest in or possess an interest in other business, regardless of whether such business activities are competitive with the Principal Activity.

               (b) Prior to November 21, 1997, ECC shall not enter into a sublicense agreement with a new sublicensee (other than Prairie Packaging, Inc. or Affiliates of existing

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sublicensees) to utilize the Licensed Technology to manufacture and distribute the Products within North America.

     2.5 DETERMINATION OF COSTS. Any costs accrued internally by a Party or pursuant to an agreement with an Affiliate of a Party and which are subject to reimbursement pursuant to Sections 7.1 and 7.2 shall not exceed those costs that would have been charged by a third party on an arm's length basis for comparable goods and services of comparable quality; provided, however, that any costs that are consistent with the Applicable Budget, or that are otherwise approved by the Representatives, shall be conclusively presumed to have satisfied this standard.

     2.6. REPRESENTATIONS AND WARRANTIES OF ECC. ECC represents and warrants to Sweetheart as follows:

               (a) ORGANIZATION, STANDING AND POWER. ECC is a corporation duly organized and validly existing under the laws of the State of Delaware, and in good standing in such jurisdiction. ECC has the requisite corporate power and authority to carry on its business as now being conducted.

               (b) AUTHORITY; ENFORCEABILITY. ECC has the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is to be a party and shall at all times have the requisite corporate power and authority to perform its obligations hereunder and thereunder. The execution and delivery by ECC of this Agreement and each Ancillary Agreement to which it is to be a party and the consummation by ECC of the transactions contemplated hereby and thereby to be consummated by ECC have been duly authorized by all necessary corporate action on the part of ECC. This Agreement has been duly executed and delivered by ECC, and this Agreement constitutes, and each Ancillary Agreement to which ECC is to be a party, if and when executed by ECC, shall constitute, a legal, valid and binding obligation of ECC, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

               (c) NO VIOLATION. The execution and delivery by ECC of this Agreement and the Ancillary Agreements to which it is to be a party does not or shall not, and the consummation by ECC of the transactions contemplated hereby and thereby to be consummated by ECC and the compliance with the terms hereof and thereof shall not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to ECC, (ii) violate or conflict with any provision of the certificate of incorporation or by-laws of ECC,
(iii) violate or conflict with any provision of any mortgage, indenture, lease, agreement or other instrument to which ECC is a party or by which it or any of its property or assets is bound, or (iv) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental entity or any other Person.

     2.7. REPRESENTATIONS AND WARRANTIES OF SCC. Sweetheart represents and warrants to ECC as follows:

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               (a)  ORGANIZATION, STANDING AND POWER.  Sweetheart is a
corporation duly organized and validly existing under the laws of the State of Delaware, and in good standing in such jurisdiction. Sweetheart has the requisite corporate power and authority to carry on its business as now being conducted.

               (b) AUTHORITY; ENFORCEABILITY. Sweetheart has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which is to be a party and shall at all times have the requisite corporate power and authority to perform its obligations hereunder and thereunder. The execution and delivery by Sweetheart of this Agreement and each Ancillary Agreement to which it is to be a party and the consummation by it of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Sweetheart, and this Agreement constitutes, and each Ancillary Agreement to which Sweetheart is to be a party, if and when executed by it, shall constitute a legal, valid and binding obligation of Sweetheart, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

               (c) NO VIOLATION. The execution and delivery by Sweetheart of this Agreement and the Ancillary Agreements to which Sweetheart is to be a party does not or shall not, and the consummation by Sweetheart of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof shall not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Sweetheart, (ii) violate or conflict with any provision of its certificate of incorporation or by-laws, (iii) violate or conflict with any provision of any mortgage, indenture, lease, agreement or other instrument to which Sweetheart is a party or by which it or any of its property or assets is bound, or (iv) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental entity or any other Person.

     2.8. QUALITY CONTROL. Should any Products manufactured, sold or otherwise commercialized by Sweetheart contain any material defect in their appearance or function or shall otherwise be of substandard quality as determined pursuant to quality control procedures to be mutually agreed upon by the Parties, Sweetheart, at ECC's request shall cease any further manufacture, sale or other commercialization of such Products containing such material defect or having such substandard quality. Unless Sweetheart shall correct such defect or quality problem within a reasonable time following its discovery by or disclosure to Sweetheart, Sweetheart shall be in breach of a material obligation under this Agreement.

                               ARTICLE III.
                                 FACILITY

     3.1.   DESCRIPTION OF FACILITY.

               (a) On or before the date the first Line of Equipment is to be installed by ECC, and at all times during the term of this Agreement, Sweetheart shall dedicate and make

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available for use in the Principal Activity, at no additional cost (except as set forth in Section 3.4), a portion of its facility in Owings Mills, Maryland, as depicted in Exhibit B, suitable for the production, sale and distribution of the Products in a manner consistent with the Economic Model. In consultation with ECC, Sweetheart shall provide appropriate capacity and utility hook-ups to safely house and operate the Initial Lines by the delivery dates agreed to by the Parties. The facility shall include suitable space for the storage of raw materials, work-in-progress and finished goods, administrative offices, transportation facilities and other functions necessary to manufacture and distribute the Products. If additional Lines of Equipment are added, Sweetheart shall provide similar facility space for such consideration as the Parties may mutually agree. The physical location and specifications of any plant facility utilized for the Principal Activity (referred to herein collectively as the "Facility") shall be subject to ECC's reasonable approval. The Facility shall meet all legal and administrative code standards applicable to the conduct of the Principal Activity thereat.

               (b) In connection with the manufacture of the Products, Sweetheart shall assure the availability of adequate utilities, sewage facilities, waste disposal, security, fire protection, parking, telephones and common areas (including all trash facilities, toilets, stairs, corridors, public lobbies and telephone, electrical and mechanical rooms and spaces).

               (c) ECC personnel or consultants will be permitted access to the Facility and shall be provided office space during the Pre Start Date Period as is reasonably necessary in order for them to fulfill ECC's obligations or protect its rights under this Agreement or the Ancillary Agreements.

               (d) All alterations of and improvements to the Facility, including those necessary to cause the Facility to comply with the requirements of this Section 3.1, shall be the property of Sweetheart.

     3.2. MAINTENANCE. Sweetheart, at its sole cost and expense, shall make all repairs and replacements necessary to maintain and operate the Facility in material compliance with all applicable legal and administrative code standards, and to satisfy all applicable customary and reasonable industry practices with respect thereto, for the periods during which the Facility is utilized for the Principal Activity, subject to the obligations of ECC under Section 4.2.

     3.3. COVENANT AGAINST LIENS. If, because of any act or omission of ECC, any Lien (other than Permitted Liens) shall be filed against Sweetheart or any portion of Sweetheart's properties, including the Facility, ECC shall, at its own cost and expense, cause the same to be discharged of record or bonded within 30 days of learning of the filing thereof, and ECC shall indemnify and hold Sweetheart harmless against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees, resulting therefrom. Any funds expended by Sweetheart pursuant to this Section 3.3 and which are not reimbursed by ECC upon written demand shall bear interest at the rate of 10% per annum from the date of demand until the sum is paid. All Permitted Liens must be satisfied no later than 120 days following the termination of this Agreement.

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     3.4. CONSIDERATION FOR USE OF FACILITY.  In consideration for furnishing the Facility and improving it to accommodate the Initial Lines, Sweetheart shall receive the Facility Participation, the Specified Infrastructure Enhancement Distribution and the Excess Infrastructure Enhancement Costs Amortization.

     3.5. CASUALTY LOSS.

               (a) All risk of loss with respect to the Facility shall be on Sweetheart during the term of this Agreement (except to the extent attributable to the negligent or intentional acts or omissions of ECC, its employees or agents, which risk of loss shall be borne by ECC pursuant to its indemnification obligations under Article X).

               (b) For purposes of this Agreement, a "Casualty Loss" with respect to the Facility shall mean any of the following events: (i) the actual or constructive total or partial loss of the Facility from a Force Majeure Event or other event resulting in material loss, destruction or damage to the Facility, (ii) the rendering of the Facility as unfit for its intended use for any reason whatsoever (including by reason of a Force Majeure Event), or
(iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, the Facility by any governmental authority.

               (c) Upon the occurrence of a Casualty Loss resulting in a "total loss" of the Facility (i.e., it is not commercially reasonable to repair or reconstruct the Facility in order to continue the Principal Activity), Sweetheart shall promptly give notice thereof to ECC and shall use commercially reasonable efforts to replace the Facility as soon as practicable with other suitable facilities in order to continue the Products operations with a minimum of interruption. The Parties shall make appropriate adjustments to the Facility Participation, the Specified Infrastructure Enhancement Distribution and the Excess Infrastructure Enhancement Costs Amortization to reflect the changed circumstances.

               (d) Upon the occurrence of a Casualty Loss to the Facility that does not constitute a total loss, Sweetheart shall promptly notify ECC in writing of such loss and shall use commercially reasonable efforts to repair and restore such Facility as soon as practicable to the condition it was in immediately prior to the occurrence of such loss (assuming the Facility was maintained in accordance with the terms of this Agreement), and shall also take commercially reasonable steps to minimize the interruption to the Principal Activity. In such event, there shall be no adjustment to the items specified in the last sentence of Section 3.5(c) (except as provided in Section 3.5(f)).

               (e) So long as Sweetheart is in material compliance with its obligations hereunder with respect to the Facility, Sweetheart shall retain all insurance proceeds, condemnation awards or other third party recoveries from the Casualty Loss to the Facility and such amounts shall be disbursed to Sweetheart to pay the expenses required to repair, restore or replace the Facility.

               (f) The Facility Participation, Specified Infrastructure Enhancement Distribution and Excess Infrastructure Enhancement Costs Amortization shall cease to accrue during any period in which the Facility is unavailable to operate the Principal Activity.

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                                 ARTICLE IV.

                                  EQUIPMENT

     4.1. EQUIPMENT INSTALLATION.

               (a) ECC shall, at its sole cost and expense (except as set forth in Section 4.1(d) below), acquire, deliver, install and test the Initial Lines at the Facility and provide them, and any mutually agreed upon additions or improvements thereto, to Sweetheart during the term of the this Agreement. ECC shall acquire, deliver and install, on a timely basis, additional lines of Equipment (together with the Initial Lines, the "Lines of Equipment"), as required, if Perseco amends the Contract to purchase more than 600 million units annually of the Product. The consideration payable to ECC for making such additional Lines of Equipment available to Sweetheart shall be mutually determined by the Parties. The items of Equipment expected to comprise the Initial Lines are described generally in the Economic Model and the Exhibit C attached hereto and shall be installed at such times as will reasonably allow Sweetheart to satisfy its delivery commitments under the Contract.

               (b) Following installation, the Initial Lines must operate for at least 14 consecutive days, 24 hours per day, and produce, on an annualized basis, 600 million units of Product meeting the product and quality specifications set forth in the Contract, and satisfying, on an overall basis, the staffing and raw materials usage and throughput requirements set forth in the Economic Model (the "Model Efficiency Level").

               (c) ECC shall supply all technical information necessary to manufacture the Products in accordance with the Economic Model, including material composition, raw materials specifications, Equipment specifications and directions, processing conditions, output standards and quality assurance methods.

               (d) In consideration for making the Initial Lines available to Sweetheart for purposes of the Principal Activity, ECC shall receive the Equipment Profit Participation and the Excess Investment in Equipment Amortization.

               (e) After the Start Date, ECC may, in its discretion, substitute more efficient or technically superior equipment for any item of Equipment (or component thereof) which is described in the Economic Model, provided: (i) ECC gives reasonable advanced written notice to Sweetheart; (ii) the equipment to be substituted has been established to Sweetheart's reasonable satisfaction to have commercial viability and will integrate into the established lines at the Facility without adverse operational cost; (iii) the Parties have agreed to a plan of substitution of such equipment; (iv) any such substitution will not cause a material interruption to the Principal Activity; and (v) the substituted equipment will meet or exceed the requirements of the Model Efficiency Level within a commercially reasonable time following installation and start up.

     4.2. ECC PERFORMANCE GUARANTEE.

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               (a)  Commencing on the Start Date and until terminated on the
Warranty Termination Date pursuant to Section 4.2(b), ECC shall pay to Sweetheart within 30 days after the end of each Fiscal Quarter during the Post Start Date Period any incremental costs accrued by Sweetheart that are considered Unfavorable Production Variances and that are attributable to the failure of the Equipment, operated in accordance with the Licensed Technology and other technical support supplied pursuant to Section 4.1(c) hereof, on an aggregate basis, to (i) manufacture Products that are in conformity with the Contract, and (ii) perform, on an overall basis, in accordance with the Model Efficiency Level as to staffing, raw materials usage and throughput, all as set forth in the Economic Model, but only to the extent that such incremental costs are not the result of (i) Sweetheart's operation or maintenance of the Equipment, (ii) a Force Majeure Event, or (iii) a Casualty Loss (the "ECC Performance Guarantee").

               (b)  The Warranty Termination Date shall occur on the earlier of
(i) the date on which the Initial Lines operate at the Model Efficiency Level for a continuous period of 24 months, and (ii) the date on which Sweetheart elects, in its sole discretion, to terminate the ECC Performance Guarantee.

               (c) Prior to the Start Date, ECC, in its sole discretion and at its cost and expense, may replace any item of Equipment which is inefficient, not operating properly, or otherwise fails to meet, or continue to operate at, the Model Efficiency Level; provided that such replacement does not adversely affect performance under the Contract, and provided further that Sweetheart shall approve any such replacement that may result in an additional financial or performance obligation by Sweetheart beyond those set forth in the Economic Model or the Applicable Budget.

     4.3. RETURN OF EQUIPMENT.

               (a) Unless Sweetheart exercises its Purchase Right with respect to the Equipment (as set forth in Section 11.5 hereof), Sweetheart shall, at its own risk and expense, return the Equipment free of any Liens (other than Permitted Liens or Liens created by ECC) within 120 days following the termination of this Agreement, at the Facility or at such other mutually agreed upon location (provided, however, that Sweetheart shall remain obligated to discharge the Permitted Liens on a timely basis). The Equipment shall be in the same operating order, condition and appearance as when received by Sweetheart, ordinary wear and tear excepted ("Return Condition"), and Sweetheart shall pay for any repairs necessary to restore the Equipment to the Return Condition. Sweetheart shall dismantle, load and otherwise prepare the Equipment for shipment to any destination directed by ECC (which expense shall be an item of Distributable Cash). EEC shall pay for the costs of shipping the Equipment to its intended designation.

               (b) In the event that the Equipment is not returned within 30 days after the termination of this Agreement in the Return Condition and in the manner specified in Section 4.3(a), Sweetheart shall pay as rent to ECC an amount equal to the greater of the fair market daily rental as reasonably determined by ECC commencing on the 31st day following termination of this Agreement, until and including the day on which such Equipment is

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returned in the condition and manner specified in Section 4.3(a).  Payment of additional rent hereunder does not relieve Sweetheart of its obligation to return the Equipment immediately at such time as set forth herein.

               (c) In the event there exists at the termination of this Agreement a good faith dispute between ECC and Sweetheart regarding whether the Equipment is in the Return Condition, Sweetheart shall return such Equipment to ECC, and ECC may effect any repairs to such Equipment ECC deems necessary to restore such Equipment to its Return Condition. In the event it shall be determined that Sweetheart has failed to comply with this Section 4.3, Sweetheart shall pay ECC all reasonable costs of repairing or replacing such Equipment to its Return Condition, in addition to interim rent equal to the daily rent equivalent for each day until such repair and replacement is completed (or should have been completed if diligently pursued).

     4.4. USE OF EQUIPMENT; REPAIRS; INSURANCE.

               (a) Sweetheart shall (i) use, operate, maintain and store the Equipment in material compliance with all applicable legal and administrative code standards, (ii) satisfy all applicable customary and reasonable industry practices with respect thereto, and (iii) use the Equipment for the exclusive benefit of the Principal Activity and in conformity with the manufacturer's operating manual and the technical information furnished by ECC.

               (b) Sweetheart shall make all repairs and replacements required to be made to maintain the Equipment in all material respects in good condition, appearance and operating order, reasonable wear and tear excepted, and shall pay all costs accrued in connection with the use and operation of the Equipment during the term of this Agreement, subject to the obligations of ECC under
Section 4.2. In performing maintenance and repairs, Sweetheart shall comply with all of the manufacturer's specifications and recommendations and all technical information furnished by ECC.

               (c) Commencing with the date each Line of Equipment is installed Sweetheart shall obtain or provide, and maintain at all times, on the Equipment,
(i) physical damage insurance equal to the replacement cost of each item of Equipment, and (ii) public liability and property damage insurance, in each case with such insurer as shall be reasonably satisfactory to ECC; provided, however, any insurer rated by AM Best (or a comparable agency) at a rating of A.10 or better (or a comparable rating) shall at all times be deemed a reasonably satisfactory insurer. Each such insurance policy will require that the insurer give ECC at least 30 days prior written notice of any alteration in or cancellation of the terms of such policy. Sweetheart shall furnish to ECC a certificate or other evidence reasonably satisfactory to ECC that such insurance coverage is in effect and that ECC is a loss payee with respect to the Equipment. Sweetheart's obligations to keep the Equipment insured as provided herein shall continue until the Equipment is returned to ECC pursuant to Section
4.3. ECC agrees to reimburse Sweetheart for the incremental insurance premium costs accrued by Sweetheart for coverage of the Equipment during the Pre Start Date Period.

     4.5. CASUALTY LOSS.

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               (a)  All risk of loss for each item of Equipment shall be on ECC until the Start Date (unless such loss is caused by the negligent or intentional acts or omissions of Sweetheart, its employees or agents, in which event the loss shall be subject to the indemnification provisions set forth in Article X). Sweetheart will maintain insurance coverage on the Equipment from the date the Equipment is installed in accordance with Section 4.4(b).

               (b) Commencing from the Start Date, the Equipment is installed and operational, and continuing until its return by Sweetheart pursuant to
Section 4.3, Sweetheart assumes the entire risk of any Casualty Loss (as defined below) with respect to any item of Equipment, and no such Casualty Loss shall relieve Sweetheart of any of its obligations hereunder, provided, however, that ECC shall be responsible for any Casualty Loss caused by the intentional or negligent acts or omissions of ECC, its employees or agents (which Casualty Loss shall be subject to the indemnification provisions set forth in Article X).

               (c) For purposes of this Agreement, a "Casualty Loss" with respect to an item of Equipment shall mean any of the following events: (i) the actual or constructive partial or total loss of such item of Equipment by reason of a Force Majeure Event or other event resulting in material loss, theft, destruction or damage of or to the item, (ii) the rendering of the item as unfit for its intended use for any reason (including by reason of a Force Majeure Event, but excluding any loss attributable to design, engineering or craftsmanship defects), or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, such item of Equipment by a governmental authority.

               (d) Except as provided in Section 4.5(a) and (b), upon the occurrence of a Casualty Loss that results in a total loss of an item of Equipment (i.e., it is not commercially reasonable to repair or restore the item), Sweetheart shall promptly give notice thereof to ECC and shall pay or cause to be paid to ECC, on the earlier of the date insurance proceeds are received (if the Casualty Loss is an insured loss) or the date or dates payments are required to be paid to the manufacturer of any replacement equipment purchased by ECC (assuming normal payment terms), the sum necessary to replace such item of Equipment (including any taxes, fees and other charges which may be due). At such time as ECC has received said sums, ECC shall use commercially reasonable efforts to replace the item of Equipment as promptly as possible. Appropriate adjustments shall be made to the calculation of the Equipment Profit Participation and the Excess Investment in Equipment Amortization to reflect the replacement of the item of Equipment (it being understood that (i) the Equipment Profit Participation with respect to the item of Equipment will be suspended following ECC's receipt of the replacement proceeds pursuant to this
Section 4.5(d), and shall recommence upon the installation of the replacement Equipment, and (ii) the Excess Investment in Equipment Amoritization shall only be increased by costs that exceed the insurance proceeds or other sums paid to ECC pursuant to this Section 3.5(d)). Any replacement equipment acquired prior to the Warranty Termination Date shall be subject to ECC's Performance Guarantee under Section 4.2.

               (e) In the event of a Casualty Loss that does not result in a total loss of an item of Equipment, Sweetheart shall notify ECC and, at its sole cost and expense, shall

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promptly repair and restore such item of Equipment to the condition it was in immediately prior to the occurrence of such damage (assuming such item of Equipment was maintained in accordance with the terms of this Agreement) and no adjustments shall be made to the Equipment Profit Participation or the Excess Investment in Equipment Amortization. So long as Sweetheart is in compliance with its obligations hereunder with respect to the Equipment, all payments from insurance proceeds or otherwise with respect to any damage that is not a total loss shall be disbursed to Sweetheart to pay its out-of-pocket expenses required to repair or restore such item of Equipment.

     4.6. OWNERSHIP OF EQUIPMENT.

               (a) Sweetheart acknowledges and agrees that (i) it does not have and will not acquire legal title to the Equipment (except upon the valid exercise of its Purchase Right), and (ii) it shall at all times protect and defend, at its own cost and expense, the title of ECC from and against all claims, Liens and legal processes of creditors of Sweetheart. The Equipment and any improvements thereto made by ECC shall remain the personal property of ECC. Sweetheart shall keep the Equipment free and clear of all Liens except Permitted Liens. Upon ECC's request, Sweetheart shall execute and deliver to ECC UCC-1 financing statements (or similar documents) evidencing ECC's ownership interest in the Equipment (or priority rights in respect thereto).

               (b) Sweetheart shall affix, upon ECC's request and in a conspicuous place on any item of Equipment, any reasonable decals or metal plates as supplied by ECC showing ECC as the owner of the Equipment.

               (c) Sweetheart shall keep the Equipment free from any markings or labeling which might be interpreted as a claim of ownership thereof by Sweetheart or any Person other than ECC. Sweetheart shall not remove an item of Equipment from the Facility or transfer possession of the Equipment in any manner without the prior written consent of ECC. No advertising or insignia shall be placed on the Equipment without the prior consent of ECC.

     4.7. ALTERNATIONS AND IMPROVEMENTS.   Except as provided in Section
8.3(b), without the prior written consent of ECC, Sweetheart shall not make any material alterations, additions or improvements to the Equipment. Unless Sweetheart exercises its Purchase Right, all permitted alterations, additions and improvements of any kind or nature made to the Equipment shall become the property of ECC, free of any liens (other than Permitted Liens that remain the obligation of Sweetheart or Liens created by ECC) upon the termination of this Agreement, except that any of the foregoing which (i) are funded by Sweetheart, (ii) are not required under Section 4.4(b), and (iii) can be removed without damage to the Equipment and without adversely affecting its commercial value, useful life or originally intended use, shall remain the property of Sweetheart (but only if removed by Sweetheart prior to return of the Equipment to ECC pursuant to Section 4.3).

     4.8. INSPECTION AND REPORTS. ECC, or its employees or agents, may, but shall not be obligated to, inspect the Equipment at the Facility during Sweetheart's regular business hours and upon reasonable notice.

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     4.9. MANUFACTURERS' WARRANTIES.

               (a) Subject to Sweetheart's prior approval of the manufacturer, except as otherwise expressly provided herein, ECC, not being the manufacturer of the Equipment, nor manufacturer's agent, makes no warranty or representation, either express or implied, as to the fitness, quality, design, condition, capacity, suitability, durability, merchantability or performance of the Equipment or of the material or workmanship thereof, it being agreed that the Equipment is provided to Sweetheart "as is" and that all such risks, as between ECC and Sweetheart, are to be borne by Sweetheart at its sole risk and expense. Sweetheart accordingly agrees not to assert any claim whatsoever against ECC based thereon.

               (b) ECC shall provide copies of applicable manufacturers' warranties which in each case shall be consistent with industry practice. ECC shall not waive or otherwise agree to any alteration or amendment of such warranties without the prior written consent of Sweetheart, which consent shall not be unreasonably withheld (or which may be unreasonably withheld if the modification limits the scope or duration of the warranty in a manner that exposes Sweetheart to greater risks). Except as expressly provided herein, Sweetheart shall look to the manufacturer for any claims related to the Equipment. ECC hereby acknowledges that any manufacturer's and/or seller's warranties are for the benefit of both ECC and Sweetheart. The benefits from such warranties shall be allocated among the Parties in accordance with their corresponding financial obligations in respect of the item covered by the warranty. By way of example, (i) prior to the Warranty Termination Date, ECC may claim and retain the benefits of any manufacturer's warranties relating to the attainment of the Model Efficiency Level or the obligation to fund the ECC Performance Guarantee; and (ii) after the Warranty Termination Date, any such benefits may be claimed and retained by Sweetheart. Any warranties that correspond to a repair or maintenance obligation to be funded by Sweetheart shall be for the benefit of Sweetheart. The Party which most directly benefits from the realization of a warranty claim shall control the manner in which such claim is asserted and realized.

     4.10. QUIET ENJOYMENT. ECC covenants that it will not interfere in Sweetheart's quiet enjoyment of the Equipment hereunder during the term of this Agreement so long as no event of default exists.

     4.11. PERFORMANCE OF SWEETHEART'S OBLIGATIONS. If Sweetheart shall fail to perform promptly any of its obligations under this Agreement with respect to the Equipment, ECC may, at its option, perform any act or make any payment that ECC deems reasonably necessary for the maintenance and preservation of the Equipment and ECC's title thereto, including making payments for satisfaction of Liens, repairs, taxes, levies and insurance, and all sums so paid or accrued by ECC, and any reasonable legal fees accrued by ECC in connection therewith, shall be paid by Sweetheart to ECC upon written demand, together with interest at the rate of 10% per annum from the date of demand until the sum is paid. The performance of any act or payment by ECC as provided herein shall not be deemed a waiver or release of any obligation or default on the part of Sweetheart.

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                                  ARTICLE V.
                                  PERSONNEL

     5.1. PERSONNEL.

               (a) Sweetheart shall utilize a sufficient number of trained, qualified employees to staff and operate the Equipment and to otherwise attend to the administrative, supervisory, marketing, sales and distribution functions relating to the Principal Activity as contemplated in the Applicable Budget (the "Personnel").

               (b) The Economic Model sets forth the number of Personnel and the general skills such Personnel need to operate the Equipment at the Model Efficiency Level. It is acknowledged by the Parties that the Equipment will be operated for a continuous 24 hour period, 365 days a year (with the exception for any downtime to repair or maintain the Equipment as indicated in the Economic Model).

               (c) The Personnel shall be employees of Sweetheart and shall be qualified to perform the tasks to be assigned to them. In Sweetheart's sole discretion, certain of the Personnel may work on a part-time basis, and the remainder of the time, such Personnel may be utilized by Sweetheart for its other businesses so long as ECC's interests in respect of the Principal Activity are not materially adversely affected and so long as the Principal Activity is charged only for the work actually performed for the Principal Activity by the Personnel. Sweetheart shall retain complete discretion over the continued use of any of the Personnel, and shall have the right to substitute or replace employees, provided, however, that the staffing shall always be sufficient to manufacture, sell and distribute the Products in accordance with the Applicable Budget and consistent with Sweetheart's obligations under the Contract.

     5.2. NO VIOLATIONS OF LABOR LAWS. Sweetheart covenants and agrees that it is, and shall remain during the term of this Agreement, in material compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

                                ARTICLE VI.
                           FUNDING OBLIGATIONS

     6.1. ECC'S FUNDING OBLIGATIONS. In addition to its obligation to fund the ECC Performance Guarantee pursuant to Section 4.2, ECC shall pay to Sweetheart an amount equal to the DCCD, if any, for each Fiscal Quarter during the Pre Start Date Period (Sweetheart shall provide a calculation of the DCCD, with such supporting documentation as ECC may reasonably request, within 15 days after the end of each Fiscal Quarter, and ECC shall fund the DCCD within ten business days after receiving such calculation). ECC shall also reimburse Sweetheart for all freight charges with respect to the Products which are charged by Perseco to Sweetheart pursuant to the terms of the Contract.

     6.2. SWEETHEART'S FUNDING OBLIGATIONS.  Except as set forth in Sections
4.2 and 6.1 hereof, Sweetheart shall provide all of the working capital required to operate the

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Principal Activity, and shall fund all labor costs attributable to the
Personnel who are employed with respect to the Principal Activity, inclusive of all compensation payable to eacj Person actually performing services in respect of the Principal Activity, and all employee benefits, insurance premiums, taxes and other similar costs or expenses that arise from the payment of such compensation (including overtime, sick, severance and vacation pay, bonuses, medical, disability, unemployment and insurance premiums or benefits, training costs other than those costs related to the Equipment, workman's compensation insurance, and all employer and employee taxes).

                               ARTICLE VII.
                              DISTRIBUTIONS

     7.1. DISTRIBUTION PRIORITY: DURING THE PRE START DATE PERIOD. Within 30 days after the end of each Fiscal Quarter which begins during the Pre Start Date Period, Sweetheart shall make distributions of Distributable Cash (or other property in lieu of Distributable Cash) with respect to each Product sold (without duplication), in the following cumulative order and priority:

               (a) First, to Sweetheart, to the extent of any Standard Cost of Sales, less amounts previously distributed under this clause (a);

               (b) Second, to Sweetheart, to the extent of any Actual Overhead, less amounts previously distributed under this clause (b);

               (c) Third, to Sweetheart, to the extent of any Production Variances, less amounts previously distributed under this clause (c);

               (d) Fourth, to ECC, to the extent of its contributions to fund the DCCD pursuant to Section 6.1 hereof, less amounts previously distributed under this clause (d);

               (e) Fifth, to Sweetheart, to the extent of any Allocation of General Overhead, less amounts previously distributed under this clause (e);

               (f) Sixth, to Sweetheart, to the extent of the SG&A Allocation Percentage of Net Sales, less amounts previously distributed under this clause
(f);

               (g) Seventh, to Sweetheart and ECC, in proportion to, and to the extent of (i) in the case of Sweetheart, any accrued, but unpaid, 10% per annum return on the Infrastructure Enhancement Costs actually expended by Sweetheart, and (ii) in the case of ECC, any accrued but unpaid, 10% per annum return on the Invested Equipment Capital actually expended by ECC, computed in each case from the date the funds were expended;

               (h) Eighth, to Sweetheart, to the extent of any Displaced Finished Goods Cash Costs, less amounts previously distributed under this clause
(h);

               (i) Ninth, to Sweetheart and ECC, in proportion to, and to the extent of (i) in the case of Sweetheart, (A) the cumulative Facility Participation, less the 10% return

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paid pursuant to clause (g)(i) above and less the distributions made pursuant to this Section 7.1(i), and (B) the cumulative Specified Infrastructure Enhancement Distribution, less the 10% return paid pursuant to clause (g)(i) above and less the distributions made pursuant to this Section 7.1(i), and
(ii) in the case of ECC, the cumulative Equipment Profit Participation, less the 10% return paid pursuant to clause (g)(ii) above and less the distributions made pursuant to this Section 7.1(i);

               (j) Tenth, to Sweetheart and ECC, in proportion to, and to the extent of, (i) in the case of Sweetheart, any Excess Infrastructure Enhancement Costs, and (ii) in the case of ECC, any Excess Investment in Equipment, in each case determined as of the end of the Fiscal Quarter in question;

               (k) Eleventh, 20% to Sweetheart and 80% to ECC, until ECC has received distributions under this clause (k) equal to 20% of Net Sales through the end of the relevant Fiscal Quarter; and

               (l)  Twelfth, 80% to Sweetheart and 20% to ECC.

     7.2. DISTRIBUTION PRIORITY: AFTER THE PRE START DATE PERIOD. Within 30 days after the end of each Fiscal Quarter during the Post Start Date Period, Sweetheart shall make distributions of Distributable Cash (or other property in lieu of Distributable Cash) with respect to each Product sold (without duplication), in the following cumulative order and priority:

               (a) First, to Sweetheart, to the extent of any Standard Cost of Sales during the Post Start Date Period, less amounts previously distributed under this clause (a);

               (b) Second, but only before the Warranty Termination Date, to Sweetheart, to the extent of any Unfavorable Production Variances during the Post Start Date Period, less amounts previously distributed under this clause
(b);

               (c) Third, to Sweetheart, to the extent of any Manufacturing Overhead during the Post Start Date Period, less amounts previously distributed under this clause (c);

               (d) Fourth, to Sweetheart, to the extent of the SG&A Allocation Percentage of Net Sales during the Post Start Date Period, less amounts previously distributed under this clause (d);

               (e) Fifth, but only before the Warranty Termination Date, to Sweetheart, to the extent of its cumulative Sweetheart Preliminary Distribution, less amounts previously distributed under this clause (e);

               (f) Sixth, to Sweetheart and ECC, in proportion to, and to the extent of (i) in the case of Sweetheart, (A) the Facility Participation payable with respect to the Fiscal Quarter, and (B) the Specified Infrastructure Enhancement Distribution payable with respect to the Fiscal Quarter, and (ii) in the case of ECC, the Equipment Profit Participation payable with respect to the Fiscal Quarter;


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               (g)  Seventh, but only before the Warranty Termination Date, to ECC, to the extent of its cumulative ECC Preliminary Distribution, less amounts previously distributed under this clause (g);

               (h) Eighth, to Sweetheart and ECC, in proportion to, and to the extent of, (i) in the case of Sweetheart, any Sweetheart Deficit Account, and (ii) in the case of ECC, any ECC Deficit Account;

               (i) Ninth, but only before the Warranty Termination Date, 80% to Sweetheart and 20% to ECC; and

               (j)  Tenth, 100% to Sweetheart.

     7.3. ECC PERFORMANCE GUARANTEE OFFSET. Notwithstanding anything herein to the contrary, Sweetheart may reduce (on a dollar for dollar basis without duplication) any amount it owes ECC under Sections 7.1 and 7.2 hereof by the amount of any unpaid ECC Performance Guarantee then owed to Sweetheart.

     7.4. SUMMARY SCHEDULES. For reference purposes, summaries of the distributions to be made pursuant to Sections 7.1 and 7.2 during the Pre Start Date Period and Post Start Date Period are attached as Exhibits D and E, respectively.

                                 ARTICLE VIII.
                                  MANAGEMENT

     8.1. OPERATIONS.

               (a) Prior to the Start Date, ECC shall manage the manufacturing operations relating to the Principal Activity, and, in this connection, shall review and approve all costs contributing to the DCCD; provided, however, ECC cannot unreasonably withhold its approval if such costs are consistent with the costs projected in the Applicable Budget.

               (b) On and after the Start Date, Sweetheart shall manage all manufacturing operations relating to the Principal Activity.

               (c) Except as set forth in Section 8.2, Sweetheart shall manage all operations of the Principal Activity (other than manufacturing), including the administration of the Contract, warehousing, raw material purchases, labor procurement and supervision, shipping and receiving.

     8.2. REPRESENTATIVES.

               (a) The fundamental business strategies (as set forth in Section 8.3 hereof) in connection with the Principal Activity shall be determined by the joint agreement of Sweetheart and ECC. To administer this process, each Party shall designate two representatives (each, a "Representative") to act on its behalf. Each Representative shall be entitled to cast one vote. Each of Sweetheart and ECC shall be entitled to name an alternate Representative to serve in the place of any Representative appointed by it should any such


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Representative not be able to attend a meeting or meetings. Each
Representative or alternate Representative shall serve at the pleasure of the designating Party. Each Party shall bear the costs accrued by any Representative, and no Representative shall be entitled to compensation in respect of the Principal Activity or from the other Party for serving in such capacity. Any Representative may bring with him or her a reasonable number of non-voting observers (including lawyers and accountants) to any meeting of the Representatives.

               (b) All decisions of the Representatives shall be made by a majority of Representatives. A vote of the Representatives may be taken either in a meeting or by written consent.

               (c) The Representatives shall hold regularly scheduled quarterly meetings in person for the first two years after the Effective Date. Thereafter, such regular meetings will be held in periodic intervals as mutually agreed by the Representatives upon five days written notice (unless such notice is waived by all Representatives). Any Representative may call a special meeting of the Representatives during the initial two year period upon five days written notice (unless such notice is waived by all Representatives), which meeting may be held by conference telephone in accordance with Section 8.2(e) below.

               (d) The location of the meetings of the Representatives shall alternate between a site chosen by Sweetheart and a site chosen by ECC, unless otherwise established by the Representatives.

               (e) After the first two years, regular or special meetings of the Representatives may be held by conference telephone or similar communications equipment by means of which all individuals participating in the meeting can communicate with each other.

     8.3. FUNDAMENTAL BUSINESS STRATEGIES. The following shall be deemed fundamental business strategies:

               (a) annual and capital budgets, including Standard Cost of Sales, intercompany allocations of Fixed or Variable Overhead or pricing for services, which are inconsistent with the Economic Model or the Applicable Budget for the Fiscal Year ended September 30, 1998, distribution policies or any material deviations therefrom;

               (b) modifications to the Equipment beyond those minor modifications that do not detrimentally affect efficiency levels or materially impair its value (Sweetheart shall make commercially reasonable efforts to notify ECC of such modifications);

               (c)  modifications to the composition and process
"specifications" for the Product;

               (d) the entering into, or material amendment of, or early termination of, the Contract;


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               (e)  any transaction that would materially increase the
obligations of either Party beyond those contemplated in this Agreement; and

               (f) any sale or disposition by ECC or Sweetheart of their rights or obligations under this Agreement or the Ancillary Agreements, excluding a disposition to an Affiliate (provided the transferring party remains liable for its obligations under this Agreement and the Ancillary Agreements), or a disposition to a non-Affiliate pursuant to a merger or sale or disposition of all or substantially all of the Party's assets (provided the non-Affiliate assumes liability for the obligations of the transferring Party under this Agreement and the Ancillary Agreements).

     8.4  BUDGET APPROVAL.

               (a) For the Fiscal Year ended September 30, 1998, the Representatives shall prepare and agree to a proposed capital and operating budget that will be consistent with the costs set forth in the Economic Model, and which shall establish the amounts (or, alternatively, the procedures for determining the amounts) of each Party's direct, internal costs that are considered a component of Infrastructure Enhancement Costs or Invested Equipment Capital for such Fiscal Year and for any subsequent Fiscal Year.

               (b) For each subsequent Fiscal Year, the Representatives shall prepare a proposed quarterly and annual operating and capital budget for the Fiscal Year in conjunction with Sweetheart's normal budgeting process. Such budget shall be accompanied by an operating plan prepared by the Representatives setting forth the underlying assumptions and implementation plans in connection with the budget. The Representatives shall act in good faith and cooperate with each other in applying the principles and standards reflected in this Agreement (including the Exhibits) in developing a mutually acceptable budget. Such budget shall include the Standard Cost of Sales, Standard Labor Rates, Variable Overhead, Fixed Overhead, Excess Investment in Equipment Amortization and Excess Infrastructure Enhancement Costs Amortization, and other items of projected revenue and expense that are expected to comprise Distributable Cash for the fiscal period covered by the budget. It is agreed by the Parties that, once determined, Fixed Overhead shall remain constant for the entire Fiscal Year.

               (c) The Representatives shall determine the Standard Cost of Sales, Standard Labor Rates, Variable Overhead and Fixed Overhead (each a "Budget Item") for each Fiscal Year, taking into account both the actual material, labor and overhead costs of Sweetheart during the current Fiscal Year, as well as the expected costs of Sweetheart for the upcoming Fiscal Year. If the Representatives cannot agree on any Budget Item by the start of the Fiscal Year, the dispute shall be settled pursuant to the mechanism set forth in Section 12.1 hereof. Prior to the resolution of the dispute, the then current Budget Item shall be used for making distributions pursuant to
Article VII hereof. As soon as the dispute is resolved, the new Budget Item shall be applied retroactively to the first day of the Fiscal Year, and distributions to ECC and Sweetheart, as applicable, pursuant to Article VII hereof for the next Fiscal Quarter shall be reduced or increased, as the case may be (on a dollar for


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dollar basis without duplication), by any amount ECC or Sweetheart, as applicable, owes as a result of the new Budget Item, including interest at a rate of 10% per annum on such amount.

                                 ARTICLE IX.
                         RECORDS, AUDITS AND REPORTS

     9.1. RECORDS, AUDITS AND REPORTS.

               (a) At Sweetheart's expense (which is compensated through overhead allocations), proper and complete records and books of account for the Principal Activity shall be kept in which shall be entered fully and accurately all transactions and other matters relating to the Principal Activity in accordance with Sweetheart's normal accounting procedures and policies. The books and records shall at all times be maintained at the principal executive office of Sweetheart.

               (b) At a minimum, Sweetheart shall keep at its principal executive office the following records:

                  (i) Copies of the minutes of any meetings of the Representatives and any written consents filed by the Representatives in lieu of a meeting;

                  (ii) Copies of any communications and related calculations relating to any Party's (A) obligation to fund capital or otherwise make payments under this Agreement, or (B) right to receive distributions pursuant to Article VII or Section 11.7; and

                  (iii) Copies of any budgets approved by the Representatives, and any amendments thereto.

               (c) The Representatives shall maintain and preserve, during the term of this Agreement, and for seven (7) years after the termination of this Agreement, all accounts, books and other relevant documents relating to the Principal Activity.

     9.2. RIGHT TO REVIEW. ECC shall coordinate its audit of the Principal Activity to coincide with Sweetheart's normal audit cycle. ECC shall also have the right at all reasonable times during Sweetheart's business hours from December 1 through January 31 of each Fiscal Year, upon reasonable notice, to audit, examine and make copies of or extracts from the books of account and other books and records relating to the Principal Activity and otherwise to receive information about them. Such rights may be exercised through any agent or employee of ECC or one of its Affiliates designated by ECC or by independent certified public accountants or attorneys designated by ECC; provided, however, ECC shall not be charged any expense for document requests reasonably necessary to calculate or confirm ECC's payment obligations, or Sweetheart's or ECC's right to receive distributions pursuant to Sections 7.1 or 7.2 hereof; and provided further that Sweetheart shall reimburse ECC for the actual costs of the review if it is determined that, as a result of the review, ECC is owed at least $150,000. Except as set forth in the immediately preceding sentence, ECC shall bear all expenses incurred in any examination made for its account.


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     9.3. FINANCIAL STATEMENTS.  As soon as practicable following the end of each Fiscal Quarter and Fiscal Year (and in no event later than 30 days after the end of each Fiscal Quarter and 60 days after the end of the Fiscal Year), Sweetheart shall prepare and deliver to ECC and the Representatives, a mutually agreed upon balance sheet for the Principal Activity as of the end of such applicable fiscal period and, in connection with such fiscal period,
(i) the related profit and loss statement, (ii) the calculation of Distributable Cash, DCCD and the ECC Performance Guarantee, if any, (iii) the calculation of the Sweetheart and ECC Deficit Accounts and (iv) appropriate notes to such financial statements, including an indication of the variances from the Applicable Budget and a calculation of the items of expense for which distributions were made pursuant to Sections 7.1 and 7.2. All documents and financial reports shall be prepared in accordance Sweetheart's normal accounting practices consistent with GAAP principles. A statement from the Accountants based on a limited review not constituting an audit will be provided in conjunction with all Fiscal Quarter and Fiscal Year reports. As soon as practicable following the end of each calendar month (and in no event later than 30 days after the end of such month), Sweetheart shall prepare and deliver to ECC and the Representatives a mutually agreed upon profit and loss statement for the Principal Activity as of the end of such month and for the Fiscal Year to date, together with a revised estimate of the results of operations for such Fiscal Year.

                                  ARTICLE X.
                        INDEMNIFICATION AND INSURANCE

     10.1. INDEMNIFICATION BY SWEETHEART. Sweetheart shall defend, indemnify and hold ECC, its subsidiaries and Affiliates, and its and their officers, directors, managers, shareholders, partners, employees and agents, harmless and shall pay all losses, damages, fees, expenses or costs (including reasonable attorneys' fees) (each, a "Loss") accrued by them based upon any claim or action (other than claims or actions arising out of ECC's or the indemnified party's negligent or intentional acts or omissions or failure to meet the Model Efficiency Level) relating to:

               (a) third party claims for personal injury or property damage involving any Product produced after the Start Date;

               (b)  claims made by Sweetheart employees;

               (c)  raw material purchases by Sweetheart;

               (d) operation and maintenance of the Facility and the Equipment (except to the extent ECC is obligated therefor);

               (e) failure of Sweetheart to meet its funding obligations pursuant to this Agreement; and

               (f) any breach by Sweetheart in any material respect of this Agreement, including any representation, warranty or covenant.


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     10.2.     INDEMNIFICATION BY ECC.  ECC shall defend, indemnify and hold
Sweetheart, its subsidiaries and Affiliates, and its and their officers, directors, shareholders, employees and agents, harmless and shall pay any Loss accrued by them based upon any claim or action (other than claims or actions arising out of Sweetheart's or the indemnified party's negligent or intentional acts or omissions) relating to:

               (a) safety of Equipment through the Warranty Termination Date, including, but not limited to, OSHA compliance;

               (b) FDA compliance of Products which conform in all material respects to the specifications in the Contract;

               (c) failure of ECC to meet its funding obligations pursuant to this Agreement (including the ECC Performance Guarantee);

               (d)  claims made by ECC employees; and

               (e) any breach by ECC in any material respect of this Agreement, including any breach of any representation, warranty or covenant.

     10.3.     INDEMNIFICATION PROCEDURES.

               (a) Any Person making a claim for indemnification pursuant to this Article X (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a government entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to this Article X except to the extent that such failure actually harms the Indemnifying Party. Such, notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

               (b) With respect to the defense of any third-party Proceeding against or involving an Indemnified Party in which a government entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in this Article X, at its option, an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first:

                  (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for any Loss relating to such Proceeding and unconditionally guarantees the


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     payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

                  (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's reasonable judgment, is and will be able to satisfy any such liability.

     (c)  Notwithstanding anything in Section 10.3(b) to the contrary:

                  (i) the Indemnified Party will be entitled to participate in the defense of such third-party claim and to employ counsel of its choice for such purpose at its own expense provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel accrued prior to the date upon which the Indemnifying Party effectively assumes control of such defense;

                  (ii) the Indemnifying Party will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

                              (A) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects, in which case, the Indemnified Party will execute a release limiting the Indemnifying Party's liability with respect to such Proceeding to an amount mutually agreed upon by the Parties,

                              (B) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

                              (C) a court rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

                  (iii) the Indemnifying Party and Indemnified Party must obtain the prior written consent of the other party (which will not be unreasonably withheld) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding, provided, however, the Indemnifying Party may enter into such settlement without the Indemnified Party's consent if such settlement is for money damages only.


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     10.4.     INSURANCE.  Sweetheart shall obtain or provide, and maintain at all times, product liability insurance as is reasonable and customary for the industry and, in any event, in an amount necessary to satisfy any requirement of McDonald's, against claim of personal injury or property damage made with respect to the Products, with such insurer as shall be reasonably satisfactory to ECC; provided, however, any insurer rated by AM Best (or a comparable agency) at a rating of A-10 or better (or a comparable rating) shall at all times be deemed a reasonably satisfactory insurer. Each such insurance policy will require that the insurer give ECC at least 30 days prior written notice of any alteration in or cancellation of the terms of such policy. Sweetheart shall furnish to ECC a certificate or other evidence reasonably satisfactory to ECC that such insurance coverage is in effect and that ECC is an additional insured with respect to such policy.

                                  ARTICLE XI.

                          TERMINATION; PURCHASE RIGHTS

     11.1. MUTUAL TERMINATION. This Agreement and the Principal Activity shall terminate ten years from the Operations Date (such ten year period is defined as the "Term"). At any time during the Term, Sweetheart and ECC can mutually agree to terminate this Agreement and the Ancillary Agreements and to determine the effect of such termination.

     11.2.     PRIOR TO START DATE.

               (a) Prior to the Start Date, either Sweetheart or ECC may terminate this Agreement and the Ancillary Agreements if the Start Date is delayed more than 18 months beyond the date the first Line of Equipment is installed (such 18 month period shall be suspended during any period in which a Casualty Loss or Force Majeure Event forces a suspension of operations).

               (b) If ECC terminates this Agreement pursuant to Section 11.2(a), Sweetheart shall have a right to purchase the Equipment (a "Purchase Right") pursuant to Section 11.5.

               (c)  If Sweetheart terminates this Agreement pursuant to
Section 11.2(a), Sweetheart shall not have a Purchase Right.

     11.3. AFTER THE START DATE DURING THE INITIAL TERM. After the Start Date and during the initial term of the Contract (expected to be three years) (the "Initial Term"), neither Sweetheart nor ECC shall have the right to terminate this Agreement or the Ancillary Agreements.

     11.4. AFTER THE START DATE AND THE INITIAL TERM. After the Start Date and After the Initial Term:

               (a) ECC may terminate this Agreement and the Ancillary Agreements upon (i) 6 month's written notice to Sweetheart (provided, however, that such termination shall not be effective prior to the end of any extended term of the Contract, and, provided


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further, that Sweetheart shall have a Purchase Right with respect to the
Equipment); (ii) Sweetheart's material breach of this Agreement or the Ancillary Agreements and failure to initiate and pursue diligently a cure of such breach within 60 days thereafter; or (iii) Sweetheart's Bankruptcy.

               (b) Sweetheart may terminate this Agreement and the Ancillary Agreements upon (i) 6 month's written notice to ECC (provided, however, that such termination shall not be effective prior to the end of any extended term of the Contract); (ii) ECC's material breach of the Agreement or the Ancillary Agreements and failure to initiate and pursue diligently a cure of such breach within 60 days thereafter (provided, however, that Sweetheart shall have a Purchase Right with respect to the Equipment); or (iii) ECC's Bankruptcy (provided, however, that Sweetheart shall have a Purchase Right with respect to the Equipment).

               (c) Sweetheart may terminate this Agreement, but continue the Sublicense Agreement and shall have a Purchase Right with respect to the Equipment, upon 90 days written notice to ECC, provided that such termination shall not be effective prior to the Warranty Termination Date.

               (d) In the event this Agreement is terminated by ECC pursuant to Section 11.4(a)(ii) or (iii) or by Sweetheart pursuant to Section 11.4(b)(i), Sweetheart shall not have a Purchase Right.

               (e) In the event Sweetheart terminates this Agreement upon notice less than twelve months prior to the effective date of such termination, Sweetheart shall pay to ECC the EarthShell Profit Participation for the twelve month period following termination.

     11.5.     SWEETHEART'S PURCHASE RIGHT.

               (a) If Sweetheart has a Purchase Right with respect to the Equipment, Sweetheart shall have the right to purchase all (but not less than all) of the Equipment by providing written notice to ECC. Such notice shall set forth which Equipment Sweetheart intends to purchase, the purchase price therefor and the date of such purchase. All such Equipment shall be purchased on an "as is" basis free and clear of all Liens created by ECC (other than Permitted Liens) for ECC's actual unrecovered cost basis in such Equipment (including an amount equal to the ECC Deficit Account), plus applicable sales taxes, if any. Sweetheart's Purchase Right shall expire at the end of the 90th day after Sweetheart is notified of the event leading to the termination of this Agreement.

               (b) The closing of the purchase pursuant to the Purchase Right shall take place on the date designated by Sweetheart, which date shall not be more than 60 days nor less than 5 days after the delivery of the notice. Prior to such closing, Sweetheart and ECC shall enter into a definitive agreement which shall contain customary representations and warranties from ECC regarding the Equipment ownership (it being understood that the Equipment is being purchases "as is") and lien free status. Sweetheart shall pay the purchase price in cash via a check or wire transfer (at Sweetheart's option) on the date of closing.


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     11.6.     ECC'S RIGHT OF FIRST OFFER AND PURCHASE RIGHT.

               (a) For ten years following Sweetheart's exercise of a Purchase Right, ECC shall be granted a right of first offer to repurchase such Equipment (or any material component thereof) prior to Sweetheart's offer of the same to a non-Affiliate purchaser. ECC must exercise such right of first refusal within 30 days of being given written notice of the terms and conditions of the purchase offer (which purchase offer, at a minimum, shall contain a cash purchase price). The procedure for such re-purchase by ECC shall be the same as the procedure for Sweetheart's exercise of its Purchase Rights as set forth in Section 11.5(b) hereof. If ECC does not timely elect to purchase the Equipment (or material component thereof) on the same terms and conditions of such purchase offer (including the cash purchase price) within said 30-day time period, Sweetheart shall be free for a six-month period thereafter to sell the Equipment (or material component thereof) to a non-Affiliated purchaser on terms and conditions that are comparable in all material respects to those offered to ECC. If Sweetheart is unable to sell the Equipment (or material component thereof) on comparable terms and conditions within said six-month period, the Equipment (or remaining components thereof) shall again be subject to the right of first offer. Following the end of the ten-year period, Sweetheart shall have no obligation to sell the Equipment to ECC subject to this Section 11.6, except as provided in Section 11.6(b) below.

               (b) Notwithstanding anything herein to the contrary, ECC shall have the option, exercisable within 60 days following termination of the Sublicense Agreement, to purchase all, but not less than all, of the Equipment then owned by Sweetheart or its Affiliates for such Equipment's fair market value on the date the Sublicense Agreement is terminated. The fair market value shall be mutually determined by Sweetheart and ECC, or in the event they disagree, by any independent, qualified appraiser mutually selected by Sweetheart and ECC (or by an arbitrator in the event either party invokes the arbitration provisions set forth in Section 12.1 hereof). Unless the Parties agree otherwise, if ECC timely elects such purchase option, (i) ECC shall be required to purchase the Equipment "as is" and for a cash price payable within 60 days after the fair market value of the Equipment is finally determined, and (ii) assuming the purchase transaction closes, Sweetheart shall transfer good and marketable title to the Equipment to ECC free of all Liens except Permitted Liens (for which Sweetheart shall remain responsible). If ECC does not timely elect to purchase the Equipment following termination of the Sublicense Agreement, Sweetheart shall be free to dispose of such Equipment in any manner it chooses.

               (c) ECC shall be responsible for all applicable sales taxes on the sale of any Equipment to ECC pursuant to this Section 11.6, and Sweetheart shall allow ECC representatives reasonable access to inspect the Equipment for purposes of determining whether ECC desires to exercise its rights under this Section. This Section 11.6 shall not apply to any sale or transfer by Sweetheart of the Equipment pursuant to a sale or transfer of all or substantially all of its assets to another entity (whether by transfer of assets, by merger of Sweetheart or pursuant to any reorganization in which Sweetheart is not the surviving entity), provided that the transferee assumes Sweetheart's rights and obligations under this Section 11.6.


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     11.7 EFFECT OF TERMINATION.  Upon the termination of this Agreement pursuant to this Article XI, (a) the Sweetheart and ECC Preliminary Profit Distributions, Equipment Profit Participation, Facility Participation, Specified Infrastructure Enhancement Distribution, Excess Infrastructure Enhancement Costs Amortization and Excess Investment in Equipment Amortization shall cease to accrue following the date in which this Agreement is scheduled to terminate (e.g., at the end of the notice period pursuant to Section 11.4(a)(i) or (b)(i)), (b) any cash proceeds available upon or following the termination of this Agreement, including any proceeds from the collection of receivables or the sale of assets (other than the Equipment and the Facility) shall be applied to discharge all expenses that reduce Distributble Cash, (c) reserves for contingent liabilities shall be created as reasonably determined by the Representatives, and (d) the balance of the cash (including any funds ultimately released from reserves) shall be distributed to the Parties in the manner and in the priority set forth in Sections 7.1 or 7.2, as applicable. Following termination of this Agreement, the Equipment shall be returned to ECC pursuant to Section 4.3 (unless Sweetheart exercises the Purchase Right, if applicable, which transaction shall be considered to have occurred following the return of the Equipment to
ECC), and the Facility shall be retained by Sweetheart free of any obligations or restrictions under this Agreement.

                                  ARTICLE XII.
                               GENERAL PROVISIONS

     12.1.     DISPUTE RESOLUTION.

               (a) All claims, disputes, controversies and other matters in question arising out of or relating to this Agreement, or to the alleged breach hereof, which cannot be resolved by the Representatives shall be settled by negotiation between the executives of Sweetheart and ECC. If such executive negotiation is unsuccessful within ten business days, Sweetheart and ECC shall submit the dispute to non-binding mediation with an independent party mutually acceptable to Sweetheart and ECC (with the cost of the mediation to be borne equally by Sweetheart and ECC). If Sweetheart and ECC cannot mutually agree to a resolution within ten business days, either Party may refer the dispute to binding arbitration in accordance with procedures set forth in this Section 12.1. Without limiting the mandatory arbitration provision set forth in this Section 12.1, each of Sweetheart and ECC (i) waives the right to bring an action in any court of competent jurisdiction with respect to any such claims, controversies and disputes (other than any such action to enforce the award or other remedy resulting from any arbitration pursuant to this Section 12.1), and (ii) waives the right to trial by jury in any suit, action or other proceeding brought on, with respect to or in connection with, this Agreement.

               (b) Upon filing of a notice of demand for binding arbitration by either Sweetheart or ECC, arbitration with the American Arbitration Association, or comparable association if the American Arbitration Association is no longer in existence, shall be commenced and conducted as follows:

                  (i) All claims, disputes, controversies and other matters in question shall be referred to and decided and settled by a standing panel of three


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     arbitrators, one selected by each of Sweetheart and ECC and the third by the two arbitrators so selected. Selection of arbitrators shall be made within thirty days after the date of the first notice of demand given pursuant to this Section 12.1 and within thirty days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to refusal for just cause or resignation or disability.

                  (ii) The cost of each arbitration proceeding, including without limitation the arbitrators' compensation and expenses, meeting room charges, court reporter transcript charges and similar expenses shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by Sweetheart and ECC if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys' fees and costs accrued in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse of the discovery process.

                  (iii) The sites of the arbitration shall be in Dallas, Texas, unless Sweetheart and ECC agree otherwise.

               (c) The arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to Sweetheart and ECC in order to expedite the conclusion of each alternative dispute resolution proceeding.

               (d) The arbitration shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. Section 1, et. seq.).

               (e) The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive damages. The award rendered by the arbitrators (i) shall be final, (ii) shall not constitute a basis for collateral estoppel as to any issue, and (iii) shall not be subject to vacation or modification. The arbitrators shall render any award or otherwise conclude the arbitration no later than 180 days after the date notice is given pursuant to this Section 12.1.

     12.2. FURTHER ASSURANCES. In connection with this Agreement, as well as the transactions contemplated hereunder, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and any such transactions. All approvals of either Party hereunder shall be in writing.

     12.3. AMENDMENTS. This Agreement (and any of the terms hereof) may not be terminated, amended, supplemented, waived or modified orally, but only by a document in


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writing signed by the Party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

     12.4. NOTICES. All notices and other communications required or permitted by the terms of this Agreement to be given to any Party shall be in writing, and any notice shall become effective (i) five business days after being deposited in the mails, certified or registered, with appropriate postage prepaid for first class mail, or (ii) if delivered by hand or courier or nationally recognized overnight service that provides for a signed receipt, upon delivery, or, (iii) if delivered by facsimile, when received, and in each case shall be directed to the address or facsimile number of such Party set forth below, or at such other address or facsimile number as such Party shall designate by like notice.


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          If to ECC:

               EarthShell Container Corporation
               800 Miramonte Drive
               Santa Barbara, CA  93109
               Attention:  Chief Executive Officer
               Fax:  (805) 897-3517

          with a copy to:

               Gibson, Dunn & Crutcher
               333 South Grand Avenue
               Los Angeles, California 90071-3197
               Attention:  J. Nicholson Thomas
               Telephone:  (213) 229-7628
               Fax:  (213) 229-7520

          If to Sweetheart:

               Sweetheart Cup Company Inc.
               10100 Reisterstown Road
               Owings Mills, Maryland 21117
               Attention:  Vice President and General Counsel
               Telephone:  (410) 998-1815
               Fax:  (410) 998-1313

          with a copy to:

               Sweetheart Cup Company Inc.
               10100 Reisterstown Road
               Owings Mills, Maryland 21117
               Attention:  Vice President of Research & Engineering
               Telephone:  (410) 998-1270
               Fax:  (410) 998-1471

     12.5. ENTIRE AGREEMENT. This Agreement, together with the Sublicense Agreement and the Confidentiality Agreement and the schedules and exhibits hereto and thereto, constitutes the entire agreement of the Parties hereto or thereto with respect to the subject matter hereof or thereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

     12.6. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties waive any provision of law that renders any provision hereof prohibited or


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unenforceable in any respect. Notwithstanding the foregoing, if any provision is so prohibited or unenforceable, the Parties shall, to the extent lawful and practicable, use their best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of such provision.

     12.7. COUNTERPARTS. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.

     12.8 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws (excluding principles of conflict of laws) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance, except with respect to matters relating to real property, as the laws of the state where the real property is located are mandatorily applicable thereto.

     12.9. ASSIGNMENT. Neither Sweetheart nor ECC may assign any of its rights or obligations under this Agreement or the Ancillary Agreements without the prior written approval of the other Party, provided that either Party may (i) assign any or all of its rights and delegate any of its obligations hereunder and thereunder to one or more of its Affiliates, provided the assigning Party shall remain liable to perform its duties and obligations hereunder and thereunder, (ii) assign its rights under this Agreement to any lender as collateral security for providing financing for the transactions contemplated hereby, or (iii) assign all of its rights and delegate all of its duties hereunder and thereunder to any Person who succeeds to all or substantially all of the Party's assets, provided the transferee expressly agrees to assume all of the Party's duties and obligations hereunder and thereunder.

     12.10. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

     12.11. THIRD PARTY BENEFICIARIES. Except as expressly provided herein, nothing in this Agreement shall be construed to give any Person (other than the Parties and their permitted successors and assigns and any Indemnified Party pursuant to Article X ) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein or therein.

     12.12. SPECIFIC PERFORMANCE. Sweetheart and ECC agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, notwithstanding anything in
Section 12.1 to the contrary, either Sweetheart or ECC may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to maintain the status quo while the procedures set forth in Section 12.1 are pursued. Sweetheart and ECC each agree that any proceeding contemplated hereby or any judgment entered by any court in respect of any such suit, action or proceeding may be brought in any federal or state court located in Los Angeles, California or Baltimore, Maryland and Sweetheart and ECC each hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding. To the extent that service of process by mail is permitted by applicable law,


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each Party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the delivery of such process by hand, at its address for process provided for in Section 12.5 hereof, and no such service shall be effective until such delivery is made. Each Party irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action or proceeding in any federal or state court located in Los Angeles, California or Baltimore, Maryland and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party waives any right to a trial by jury.

     12.13. DAMAGES. In any action for damages or enforcement of indemnities relating to this Agreement, no Party, Affiliate of a Party or beneficiary of an indemnity hereunder shall be entitled to receive punitive damages.

     12.14. WAIVERS. No failure or delay of any Party in exercising any power or right under this Agreement shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     12.15. CUMULATIVE RIGHTS AND REMEDIES. The provisions and remedies in this Agreement regarding termination and indemnification are cumulative and shall not limit the rights and remedies of the Parties under applicable law.

     12.16. EXPENSES. Except as otherwise set forth in this Agreement, each Party shall be responsible for its own expenses (including attorneys' and accountants' fees) in connection with the negotiation and execution of this Agreement, the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

     12.17. TABLE OF CONTENTS; HEADINGS. The table of contents and headings of the articles, sections and other subdivisions of this Agreement and the Exhibits are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement or the Exhibits.

     12.18. CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The word "including" shall mean including, without limitation. The language used in this Agreement shall be deemed to be the language chosen by both Sweetheart and ECC to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any pronouns in this Agreement relating to the male gender also apply to the female and neuter genders unless the context clearly requires a contrary interpretation. References to a Person are also to its successors and assigns and references to any statute are also to all rules, regulations and orders promulgated thereunder. All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. As used in this Agreement, the term "knowledge," when used with reference to


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any corporation or other entity, shall encompass the knowledge of each officer and each director of such entity.

     12.19. CONFLICT. In the event that this Agreement conflicts in any way with an Ancillary Agreement, the provisions of this Agreement shall govern.

     12.20. FORCE MAJEURE. The failure of either Party to perform its obligations under this Agreement shall not subject such Party to any liability to the other or subject this Agreement to termination if such failure is caused by a Force Majeure Event. The Party so affected shall promptly notify the other Party of the Force Majeure Event, and shall use all commercially reasonable efforts to remove such event as soon as reasonably practical.

     12.21. NO CREATION OF LEGAL ENTITY. The Parties agree that, for accounting purposes, the provision of Equipment by ECC to Sweetheart pursuant to this Agreement shall be considered a capital lease. For income tax purposes only, the economic arrangement embodied in this Agreement shall be treated as a partnership consistent with applicable tax law and the Parties shall separately negotiate the provisions relevant to such treatment, including the allocations of taxable income or loss, tax return preparation and review, response to tax controversies, and tax elections. If Sweetheart is advised by its outside legal counsel that the treatment of the Principal Activity as a partnership for income tax purposes would violate the terms of the Indenture, the Parties will cooperate with each other to the fullest extent possible to restructure this Agreement so that the Principal Activity and the other transactions contemplated under this Agreement (i) shall not cause Sweetheart to violate the terms of its Indenture, and (ii) shall enable EarthShell to report the distributions it receives under Sections 7.1 and 7.2 as business profits for purposes of the personal holding company tax provisions; provided, however, no such restructuring shall alter in any material way the basic economic rights or obligations of the Parties as embodied in this Agreement. Sweetheart and ECC each hereby acknowledge and agree that, notwithstanding the Parties' intentions that the Principal Activity be treated as a partnership for income tax purposes, the Parties do not intend to create a partnership or joint venture for state law purposes and therefore do not intend this arrangement to be governed by the Uniform Partnership Act or any similar judicial document. Sweetheart and ECC each hereby acknowledge and agree that neither Party has the right to bind the other Party except as explicitly set forth herein. The Parties agree that they shall not represent to any third party that this Agreement creates a separate legal entity, partnership or joint venture under any applicable state law and shall not treat this Agreement as a partnership or similar entity for any purpose other than income tax purposes. ECC acknowledges and agrees that it has no legal or beneficial title or similar right to any property utilized in the Principal Activity other than the Equipment and the Licensed Technology (as defined in the Sublicense Agreement).

     12.22. WAIVER OF RIGHTS OF PARTITION AND DISSOLUTION. Sweetheart and ECC each hereby waive all rights it may have at any time to maintain any action for partition or sale of any of the assets in connection with the Principal Activity as now or hereafter permitted under applicable law. Sweetheart and ECC each hereby waives rights to seek a court decree of dissolution or to seek the appointment of a court receiver in connection with the Principal Activity as now or hereafter permitted under applicable law.


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     12.23.    SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS.  To the extent the terms of this Agreement provide for rights, interests, duties, claims, undertakings and obligations subsequent to the termination or expiration of this Agreement, such terms shall survive such termination or expiration. The Parties' rights, duties and obligations under Articles IV, IX and XI and
Section 12.1 shall survive the termination of this Agreement. Except as otherwise provided in Article X, the indemnification obligations set forth in
Article X shall survive for a three year period following termination of this Agreement, provided that the obligation of the Parties to provide indemnification shall continue in effect indefinitely as to any claim that has been submitted in writing to the indemnifying Party prior to the date on which the Indemnity to such claim relates shall have expired and identified in writing as a claim for indemnification pursuant to Article X.

     12.24. PUBLICITY. So long as this Agreement is in effect, neither ECC nor Sweetheart shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other. Nothing in this Section
12.24 shall apply to (i) any communications from any Party to this Agreement to any existing or prospective customer of such Party, including any advertising by such Party, in the ordinary course of business, (ii) any responses given by such Party to any inquiries made by securities analysts or members of the financial press, or (iii) releases or announcements required by law or the rules or regulations of any securities exchange, in which event the Party issuing the communication, response, release or announcement shall give the other Party, to the extent practicable, reasonable time to comment on such item in advance of its issuance.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties as of the Effective Date.

                              EARTHSHELL CONTAINER
                              CORPORATION,
                              a Delaware corporation


                              By:  /s/ Simon K. Hodson
                                   ----------------------------
                              Its:
                                   ----------------------------



                              SWEETHEART CUP COMPANY INC.,
                              a Delaware corporation


                              By:  /s/ Daniel Carson
                                   ----------------------------
                              Its:
                                   ----------------------------


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